Exhibit 99.1

Coffee Holding Co., Inc. to Launch CBD-Infused Coffee and Functional Beverages

STATEN ISLAND, New York, October 16, 2020 (GLOBE NEWSWIRE) — Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company” or “Coffee Holding”), a leading integrated wholesale coffee roaster and dealer in the United States, today announced that the Company has entered into binding agreements (the “Agreement”) to become a 49% owner in The Jordre Well, LLC (“The Jordre Well”), a cannabidiol (“CBD”) beverage company led by founders of Cannuka, a mainstream and highly recognized CBD skin care brand, available in approximately 2,500 retail locations.

Under the terms of the Agreement, The Jordre Well will assist the Company in the development and commercialization of CBD-infused line extensions for the existing coffee brands within the Coffee Holding portfolio as well as launch new brands that are intended to serve consumer demand for non-coffee CBD-infused beverages and products. To expedite time to market, The Jordre Well intends to leverage the Company’s scalable network of manufacturing and distribution centers throughout the country, among other immediate benefits and synergies.

“Following the 2018 Farm Bill which legalized hemp, on January 29, 2019, the Company announced that it was beginning to explore the potential for CBD coffee in the near future,” commented Andrew Gordon, Chief Executive Officer of Coffee Holding. “After numerous discussions and much consideration, the Company is happy to have finally found the right commercialization and brand development partner to bring CBD infused line extensions and beverage brands to fruition.”

The Company’s flagship dark roast latin espresso brand, Café Caribe, as well as its gourmet coffee brand, Harmony Bay, will be the first two Coffee Holding Co., Inc. brands to offer CBD-infused line extensions, which will be made available to consumers as soon as possible online in single-serve cups and more. Further, as the Company expects the regulatory landscape for CBD to evolve, the Company intends to expand its CBD infused coffee offerings, and other CBD-related products, through the multiple selling channels currently available to Coffee Holding and The Jordre Well.

According to a Cowen industry report, the U.S. CBD market could represent a $16 billion market opportunity by 2025, with the CBD beverage market comprising $2.4 billion. Furthermore, data released by the National Coffee Association suggests that coffee consumption has reached new highs, and remains America’s favorite drink.

“As Coffee Holding approaches its 50th anniversary, we believe we are in a strong position to bring nationwide leadership to the highly fragmented CBD-infused beverage market, and intend to launch high quality and consistent CBD-infused products for consumers,” added Mr. Gordon.

About Coffee Holding Co., Inc.

Founded in 1971, Coffee Holding Co., Inc. (NASDAQ: JVA) is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

About The Jordre Well, LLC

Based in Columbus, Ohio, The Jordre Well is a functional brand incubator focused on the creation of innovative, sustainably-sourced, CBD-infused beverages for health and wellness conscious consumers. The Jordre Well’s soon-to-be-released brands include its namesake seltzer brand, The Jordre Well, its curated coffee collection, Stephen James, and more. To learn more, visit https://thejordrewell.com/.

Forward looking statements

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on the launch of CBD-infused coffee and functional beverages . Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, the effect of the COVID-19 pandemic, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.

Andrew Gordon

President & CEO

718-832-0800